The Vantagepoint Funds
FYE 12/31/02
Semi-Annual Expense Ratios

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

Fund Name                        Ratio to ANA

All-Equity Growth                   0.18%
Long-Term Growth                    0.14%
Traditional Growth                  0.14%
Conservative Growth                 0.15%
Savings Oriented                    0.16%
Growth & Income                     0.82%
Equity Income                       0.91%
International                       1.15%
US Government                       0.62%
Income Preservation                 0.84%
Aggressive Opportunities            1.12%
Core Bond Class I                   0.47%
Growth                              0.88%
Overseas Equity Index Class I       0.70%

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